Hyperdynamics Appoints the Honorable Lord David Owen to Its Board of Directors

SUGAR LAND, Texas, Sept 29, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced that the Honorable Lord David Owen has been appointed to its Board of Directors.

Lord Owen was Chairman of Yukos International U.K. B.V., part of the former Russian oil company, Yukos, from 2002 until 2005. Prior to that, he was Executive Chairman of Global Natural Energy Ltd, a metals trading company with interests in gasoline stations in the United Kingdom. Lord Owen was also a member of the Advisory Board of Terra Firma Capital Partners from 2004 until 2008.

He is a retired member of the British Parliament. In his last position with the British government, Lord Owen was named Secretary of State for Foreign and Commonwealth Affairs from 1977 to 1979. During that time he was heavily involved in diplomatic activity in both South and West Africa. Lord Owen was the opposition Labor Party spokesman on Energy from 1979 until 1981. He co-founded the British Social Democratic Party in 1981 and served as its leader from 1983 until 1990.

Ray Leonard, Hyperdynamics' Chief Executive Officer, stated, "Lord Owen is a tremendous addition to our Board. He has the political and financial expertise to help us work successfully with the government of Guinea and with global investors. Lord Owen brings a new dimension of energy and international expertise to complement the breadth of contacts and industry knowledge to our reconstituted Board. He has proven to be an innovative leader in each of his roles, and we welcome the valuable perspective and insight he will add to our organization. We also appreciate the confidence in our future that his joining the Board indicates and look forward to working with a person of his qualifications and reputation."

Lord Owen is currently non-executive Chairman of Europe Steel Ltd and member of the Board of Directors of Abbott Laboratories Inc.

In addition to the appointment of Lord Owen to Hyperdynamics' Board of Directors, the Company announced today that Harry Briers has resigned from the Board, effective immediately but will remain a valuable member of the management team as Executive Vice President.

About Hyperdynamics

Hyperdynamics Corporation is committed to providing energy for the future by exploring internationally for new sources of oil and gas. It holds the largest exploration license in the West African Republic of Guinea covering approximately 31,000 square miles. To find out more about Hyperdynamics, visit its website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward-looking statements.

HDY-IR

Contacts: Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

SOURCE Hyperdynamics Corporation

http://www.hyperdynamics.com/